MARKETING COORDINATION AND
                        ADMINISTRATIVE SERVICES AGREEMENT


This Agreement entered into this 27 day of July, 2000, between Nationwide Life Insurance Company ("Nationwide"), and Nationwide Investment Services Corporation ("NISC").

Nationwide proposes to develop, issue and administer, and NISC proposes to provide the exclusive national distribution services for certain annuity and life products (the "Products"). The parties hereby agree as follows:

A.       ADMINISTRATION OF PRODUCTS

          1.   Appointment of Product Administration

               Nationwide is hereby appointed Product Administrator for the Products.

          2.   Duties of Nationwide

               Nationwide will perform in a proper and timely manner, those functions enumerated in the column marked "Nationwide" in the "Analysis of Administrative Functions," attached hereto as EXHIBIT A, and incorporated herein by reference.

          3.   Duties of NISC

               NISC will perform in a proper and timely manner, those functions enumerated in the column marked "NISC" in the "Analysis of Administrative Functions," attached hereto as EXHIBIT A, and incorporated herein by reference.

B.       MARKETING COORDINATION AND SALES ADMINISTRATION

          1.   Distribution of Products

               The Products will be distributed through registered representatives of NASD broker-dealer firms, appointed by Nationwide, who shall be duly qualified and licensed as agents (the "Agents"), in accordance with applicable state insurance authority.

          2.   NISC shall be the exclusive National Distributor of the Products.



          3.   Appointment and Termination of Agents

               Appointment and termination of Agents shall be processed and executed by Nationwide. NISC reserves the right to require Nationwide to consult with it regarding licensing decisions.

          4.   Advertising

               NISC shall not print, publish or distribute any advertisement, circular or document relating to the Products or relating to Nationwide unless such advertisement, circular or document has been approved in writing by Nationwide. Such approval shall not be unreasonably withheld, and shall be given promptly, normally within five (5) business days. Neither Nationwide nor any of its affiliates shall print, publish or distribute any advertisement, circular or document relating to the Products or relating to NISC unless such advertisement, circular or document has been approved in writing by NISC. Such approval shall not be unreasonably withheld, and shall be given promptly, normally within five (5) business days. However, nothing herein shall prohibit any person from advertising the Products on a generic basis.

          5.   Marketing Conduct

               The parties will jointly develop standards, practices and procedures respecting the marketing of the Products. Such standards, practices and procedures are intended to help Nationwide meet its obligations as an issuer under the securities laws, to assure compliance with state insurance laws, and to help NISC meet its obligations under the securities laws as National Distributor. These standards, practices and procedures are subject to continuing review and neither Nationwide nor NISC will object unreasonably to changes to such standards, practices and procedures recommended by the other to comply with the intent of this provision.

          6.   Sales Material and Other Documents

               a.   Sales Material

                           1) Nationwide shall develop and prepare all promotional material to be used in the distribution of the Products, in consultation with NISC.

                           2) Nationwide is responsible for the printing and the expense of providing such promotional material.

                           3) Nationwide is responsible for approval of such promotional material by state insurance regulators, where required.

                           4) NISC and Nationwide agree to abide by the Advertising and Sales Promotion Material Guidelines, attached hereto as EXHIBIT B, and incorporated herein by reference.

               b.   Prospectuses

                           1)       Nationwide is responsible for the
                                    preparation and regulatory clearance of any required registration statements and prospectuses for the Products.

                           2) Nationwide is responsible for the printing of Product prospectuses in such quantities as the parties agree are necessary to assure sufficient supplies.

                           3) Nationwide is responsible for supplying Agents with sufficient quantities of Product prospectuses.

               c.   Contracts, Applications and Related Forms

                           1) Nationwide, in consultation with NISC, is responsible for the design and printing of adequate supplies of Product applications, contracts, related forms, and such service forms as the parties agree are necessary.

                           2) Nationwide is responsible for supplying adequate quantities of all such forms to the Agents.

               7.   Appointment of Agents

                  a. NISC will assist Nationwide in facilitating the appointment of Agents by Nationwide.

                  b. Nationwide will forward all appointment forms and applications to the appropriate states and maintain all contacts with the states.

                  c. Nationwide will maintain appointment files on Agents, and NISC will have access to such files as needed.

               8.   Licensing and Appointment Guide

                    Nationwide shall provide to NISC a Licensing and Appointment Guide (as well periodic updates thereto), setting forth the requirements for licensing and appointment, in such quantities as NISC may reasonably require.

               9.   Other

                    a.   Product Training

                           Nationwide is responsible for any Product training for the Agents.

                    b.   Field Sales Material

                           1) Nationwide, in consultation with NISC, is responsible for the development, printing and distribution of non-public field sales material to be used by Agents.

                           2) NISC shall have the right to review all field sales materials and to require any modification mandated by regulatory requirements.

                    c.   Production Reports

                           Nationwide will deliver to NISC the items listed in Production Reports to be Provided, attached hereto as EXHIBIT C, and incorporated herein by reference.

                    d.   Customer Service

                           Each party will notify the other of all material pertinent inquiries and complaints it receives, from whatever source and to whomever directed, and will consult with the other in responding to such inquiries and complaints.

                    e.   Records and Books

                           All books and records maintained by Nationwide in connection with the offer and sale of variable annuity interests funded by a Separate Account are maintained and preserved in conformity with the requirements of Rule 17a-3 and 17a-4 under the 1934 Exchange Act, to the extent such requirements are applicable to the variable annuity operations.

                           All such books and records are maintained and held by Nationwide on behalf of and as agent for NISC, whose property they are and shall remain. Such books and records are at all times subject to inspection by the Securities and Exchange Commission and the National Association of Securities Dealers, Inc.

C.   GENERAL PROVISIONS

          1.   Waiver

               The forbearance or neglect of either party to insist upon strict compliance by the other with any of the provisions of this Agreement, whether continuing or not, or to declare a forfeiture of termination against the other, shall not be construed as a waiver of any rights or privileges of the forbearing party in the event of a further default or failure of performance.

          2.   Limitations

               Neither party shall have authority on behalf of the other to: make, alter or discharge any contractual terms of the Products; waive any forfeiture; extend the time of making any contributions to the products; guarantee dividends; alter the forms which either may prescribe; nor substitute other forms in place of those prescribed by the other.

          3.   Binding Effect

               This Agreement shall be binding on and shall inure to the benefit of the parties to it and their respective successors and assigns, provided that neither party shall assign or sub-contract this Agreement or any rights or obligations hereunder without prior written consent of the other.

          4.   Indemnification

               Each party ("Indemnifying Party") hereby agrees to release, indemnify and hold harmless the other party, its officers, directors, employers, agents, servants, predecessors or successors from any claims or liability arising out of the acts or omissions of the Indemnifying Party not authorized by this Agreement, including the violation of any federal or state law or regulation.

          5.   Notices

               All notices, requests, demands and other communication under this Agreement shall be in writing and shall be deemed to have been given on the date of service if served personally on the party to whom notice is to be given, or on the date of mailing if sent postage prepaid by First Class Mail, Registered or Certified mail, by overnight mail, properly addressed as follows:

                  TO NATIONWIDE:
                  Nationwide Life Insurance Company
                  Michael C. Butler, Vice President-Sales
                  Three Nationwide Plaza
                  Columbus, Ohio  43215

                  TO NISC:
                  Nationwide Investment Services Corporation.
                  Barbara Shane, Vice President-Compliance Officer Two Nationwide Plaza
                  Columbus, Ohio 43215

          6.   Amendment

               This Agreement may not be amended or modified except by a written amendment executed by the parties. Any amendments to this Agreement are subject to prior approval by the Ohio Department of Insurance.

          7.   Governing Law

               This Agreement shall be construed in accordance with and governed by the laws of the State of Ohio.

          8.   Arbitration

               The parties agree that misunderstandings or disputes arising from this Agreement shall be decided by arbitration, conducted upon request of either party before three arbitrators (unless the parties agree on a single arbitrator) designated by the American Arbitration Association, and in accordance with the rules of such Association. The expenses of the arbitration proceedings conducted hereunder shall be borne equally by both parties.

          9.   Confidentiality

               Any information, documents and materials, whether printed or oral, furnished by either party or its agents or employees to the other shall be held in confidence. No such information shall be given to any third party, other than to such sub-contractors of NISC as may be permitted herein, or under requirements of a lawful authority, without the express written consent of the other party.

D.   TERM OF AGREEMENT

     This Agreement, including the Exhibits attached hereto, shall remain in full force and effect until terminated, and may be amended only by mutual agreement of the parties in writing. Any decision by either party to cease issuance or distribution of any specific Product shall not effect a termination of the Agreement unless such termination is mutually agreed upon, or unless notice is given pursuant to Section E.2. hereof.

E.   TERMINATION

     1. Either party may terminate this Agreement for cause at any time, upon written notice to the other, if the other knowingly and willfully: (a) fails to comply with the laws or regulations of any state or governmental agency or body having jurisdiction over the sale of insurance or securities; (b) misappropriates any money or property belonging to the other; (c) subjects the other to any actual or potential liability due to misfeasance, malfeasance, or nonfeasance;
          (d) commits any fraud upon the other; (e) has an assignment for the benefit of creditors; (f) incurs bankruptcy; or (g) commits a material breach of this Agreement.

     2. Either party may terminate this Agreement, without regard to cause, upon six months prior written notice to the other.

     3. In the event of termination of this Agreement, the following conditions shall apply:

          a) The parties irrevocably acknowledge the continuing right to use any Product trademark that might then be associated with any Products, but only with respect to all business in force at the time of termination.

          b) In the event this Agreement is terminated the parties will use their best efforts to preserve in force the business issued pursuant to this Agreement.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be effective as of the date first above written.









                                               NATIONWIDE LIFE INSURANCE COMPANY

                                                 By:  __________________________
                                                               Michael C. Butler
                                                 Title:   Vice President - Sales


                                      NATIONWIDE INVESTMENT SERVICES CORPORATION

                                                   By:  ________________________
                                                                   Barbara Shane
                                      Title: Vice President - Compliance Officer

                                    EXHIBIT A

                      ANALYSIS OF ADMINISTRATIVE FUNCTIONS

A.   PRODUCT UNDERWRITING/ISSUE


NATIONWIDE                                                    NISC

-  Establishes underwriting criteria for            Consults with regard to new
   application processing and rejections.           business procedures and
                                                    processing.


-  Reviews the completed application.
   Applies underwriting/issue criteria
   to application.

-  Notifies Agent and/or customer of any
   error or missing data necessary to underwrite application and establish records for owner of Product ("Contract Owner").

- Prepares policy data page for approved business and mails with policy to Contract Owner.

- Establishes and maintains all records required for each Contract Owner, as applicable.

- Prepares and mails confirmation and other statements to Contract Owners and Agents, as required.

- Prints, provides all forms ancillary to issue of contract/policy forms for Products.

-  Maintains supply of approved specimen
   policy forms and all ancillary forms,
   distributes same to Agents.

B.   BILLING AND COLLECTION


NATIONWIDE

- Receives premium/purchase payments and reconciles amount received with remittance media.

- Updates Contract Owner records to reflect receipt of premium/purchase payment and performs accounting/ investment allocation of each payment received.

- Deposits all cash received under the Products in accordance with the terms of the Products.




C.   BANKING

NATIONWIDE

-  Balances, edits, endorses and prepares
   daily deposit.

-  Places deposits in depository account.

-  Prepares daily cash journal summary
   reports and maintains same for review
   by NISC.

D.   PRICING/VALUATION/ACCOUNTING/TRADING

     NATIONWIDE                                                NISC

- Maintains and makes available, as             -  Cooperates in annual audit
  reasonably requested, records used               of separate account
  in determining "Net Amount Availabe              financials conducted for
  for Investment."                                 purposes of financial
                                                   statement certification
                                                   and publication.


- Collects information needed in                -  Will clear and settle Mutual
  determining Variable Account unit                Fund trades on behalf of the
  values from the Funds including                  separate accounts using the
  daily net asset value, capital                   National Securities
  gains or dividend distributions,                 Clearing Corporation FUND/
  and the number of Fund Shares                    Serv System.
  acquired or sold during the
  immediately preceding valuation
  period.


- Performs daily unit valuation
  calculation.

E.   CONTRACT OWNER SERVICE/ RECORD MAINTENANCE


    NATIONWIDE                                               NISC

- Receives and processes all Contract Owner        - Accommodates customer
  service requests, including but not limited        service function by
  to informational requests, beneficiary             providing any supporting
  changes, and transfers of Contract Value           documentatuion which may
  among eligible investment options.                 be in the control of NISC.

- Maintains daily records of all changes made to Contract Owner accounts.

- Researches and responds to all Contract
  Owner/Agent inquiries.

- Keeps all required Contract owner
  records.

- Maintains adequate number of toll free lines to service Contract Owner/Agent inquiries.




F.   DISBURSEMENTS (SURRENDERS, DEATH CLAIMS, LOANS)

NATIONWIDE                                                    NISC

 - Receives and processes surrenders, loans, and death claims in accordance with established guidelines.

-  Prepares checks for surrenders, loans,
   and death claims, and forwards to Contract
   Owner or Beneficiary. Prepares and mails confirmation statement of disbursement to
   Contract Owner/ Beneficiary with copy to Agent.

G.   COMMISSIONS

NATIONWIDE                                                  NISC

- Ascertains, on receipt of applications,         - Receives and performs record
  whether writing Agent is appropriately            keeping for investment
  licensed.                                         company payments made under
                                                    a 12b-1 Plan.



H.   PROXY PROCESSING

NATIONWIDE                                                  NISC

- Receives record date information from
  Funds.  Receives proxy solicitation
  materials from Funds.

- Prepares Voting Instruction cards and mails solicitation, if necessary.


- Tabulates and votes all Fund Shares in accordance with SEC requirements.


I.   PERIODIC REPORTS TO CONTRACT OWNERS

NATIONWIDE                                                   NISC

 - Prepares and mails quarterly and annual
   Statements of Account to Contract Owners.

-  Prepares and mails all semi-annual and
   annual reports of Variable Account(s)
   to Contract Owners.

J.   REGULATORY/STATEMENT REPORTS

NATIONWIDE                                                  NISC

- Prepares and files Separate Account Annual        -  Prepares and files
  Statements.                                          periodic FOCUS Reports
                                                       with the NASDR and SEC,
                                                       as applicable.

- Prepares and mails the appropriate,               - Prepares and files annual
  required IRS reports at the Contract                audited financial
  Owner level.  Files same with                       statements with required
  required regulatory agencies.                       regulatory agencies.


- Prepares and files form N-SAR for
  the Separate Account.


K.   PREMIUM TAXES

NATIONWIDE                                                  NISC

- Collects, pays and accounts for premium taxes as appropriate.

- Prepares and maintains all premium tax records by state.

- Maintains liabilities in General Account ledger for accrual of premium tax collected.

- Integrates all company premium taxes due and performs related accounting.


L.   FINANCIAL AND MANAGEMENT REPORTS

NATIONWIDE                                                  NISC

- Provides  periodic reports in accordance        - Provides  periodic  reports
  with the Schedule of Reports to be                in accordance with the
  prepared jointly by Nationwide and                Schedule of Reports to be
  NISC.  (See EXHIBIT C)                            prepared jointly by
                                                    Nationwide and NISC.
                                                    (See EXHIBIT C)

M.   AGENT LICENSE RECORDKEEPING

NATIONWIDE                                                  NISC
-  Receives,  establishes,  processes, and        - Maintains securities
   maintains Agent appointment                      registrations and assumes
   records.                                         responsibility for
                                                    representatives of
                                                    affiliated sales and
                                                    marketing companies
                                                    involved in the wholesale
                                                    distribution of Nationwide
                                                    variable contract products.


                                                  - Maintains training,
                                                    supervisory, and other
                                                    required records for and on
                                                    behalf of registered
                                                    representatives of NISC.

                                    EXHIBIT B

               ADVERTISING AND SALES PROMOTION MATERIAL GUIDELINES
                       FOR APPROVAL BY NATIONWIDE AND NISC

In order to assure compliance with state and federal regulatory requirements and to maintain control over the distribution of promotional materials dealing with the Products, Nationwide and NISC require that all variable contract promotional materials be reviewed and approved by both Nationwide and NISC prior to their use. These guidelines are intended to provide appropriate regulatory and distribution controls.

1. Sufficient lead time must be allowed in the submission of all promotional material. Nationwide and NISC shall approve in writing all promotional material. Such approval shall not be unreasonably withheld, and shall be given promptly, normally within five (5) days.

2. All promotional material will be submitted in "draft" form to permit any changes or corrections to be made prior to the printing.

3. Nationwide and NISC will provide each other with details as to each and every use of all promotional material submitted. Approval for one use will not constitute approval for any other use. Different standards of review may apply when the same advertising material is intended for different uses. The following information will be provided for each item of promotional material:

     a.   In what jurisdiction(s) the material will be used.
     b. Whether distribution will be to broker/dealer, entity, participant, etc.
     c. How the material will be used (e.g., brochure, mailing, web site, etc.)
     d.   The projected date of initial use.

4. Each party will advise the other of the date it discontinues the use of any material.

5. Any changes to previously approved promotional material must be resubmitted, following these procedures. When approved material is to be put to a different use, request for approval of the material for the new use must be submitted.

6. Nationwide will assign a form number to each item of advertising and sales promotional material. This number will appear on each piece of advertising and sales promotional material. It will be used to aid in necessary filings, and to maintain appropriate controls.

7. Nationwide and NISC will provide written approval for all material to be used.

8.   Nationwide will be responsible to effect necessary state filings.

9    NISC will coordinate SEC/NASD filings of sales and promotional material.

10. All telephone communication and written correspondence regarding promotional materials should be directed to Office of Product and Market Compliance, Nationwide Life Insurance Company, One Nationwide Plaza, Columbus, Ohio 43215

                                    EXHIBIT C

                        PRODUCTION REPORTS TO BE PROVIDED

Nationwide agrees to provide the following reports to NISC:

1. Daily Receipt Report:      Indicates which Agents are generating sales

2. Daily Approval Report:     Indicates which applications have been approved

3. Daily Activity Summary:    Indicates top firms' sales and liquidation by
                              month, year-to-date as well as total assets by firm.

4. Dealer Activity:           Indicates top firms' sales and
  Summary by Territory        liquidation by month, year-to-date

5. Summary of Sales by        Indicates sales by territory/dealer/branch,
   Territory and Dealer:      including non-commissionable amounts and actual
                              commission payments, as well as chargebacks
                              (Internal use only)

6. Commission Report:         Indicates commission paid and chargebacks,
                              matched to Commission checks.

In addition, Nationwide will provide reports detailing current appointments and other information, as reasonably requested by NISC.